Exhibit 5.1

  8 May 2002

Accenture Ltd
Cedar House
41 Cedar Avenue
Hamilton HM12
Bermuda

Dear Sirs

Accenture Ltd (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement (the “Registration Statement”) on Form S-1 in relation to an offer (the “Offer”) of up to 98,498,696 class A common shares of par value US$0.0000225 each in the Company (“Class A Common Shares”), 36,080,649 of which will be sold by certain selling shareholders (the “Selling Shareholders”) and 62,418,047 of which (or 77,192,851 of which if the underwriters’ over-allotment option referred to in the Registration Statement is exercised) will be issued and sold by the Company.

The aggregate of 36,080,649 Class A Common Shares to be sold by the Selling Shareholders are collectively referred to as the “Selling Shareholder Shares.”

The aggregate of up to 77,192,851 Class A Common Shares to be issued and sold by the Company are collectively referred to as the “Company Shares.”

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)
the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, electronic or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the persons signing the Documents (other than directors or officers of the Company);

(d)	that any factual statements made in any of the Documents are true, accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to these opinions;

(f)
that the records which were the subject of the search made on 8 May 2002 of the Register of Companies at the office of the Registrar of Companies referred to in paragraph 11 of the Schedule to this opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

(g)
that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors or shareholders of the Company (as applicable) in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout or by written resolution signed by all of the shareholders or directors at the relevant time and that there is or was, at the relevant time of allotment, no matter affecting the authority of the directors to issue and allot the Selling Shareholder Shares or the Company Shares, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed in this opinion;

(h)
that, if any Class A Common Shares to which this opinion relates are resolved to be issued by a committee of, or person authorised by, the board of Accenture Ltd, that committee or person is, at the time of issue, duly constituted or authorised with the necessary power to issue those Class A Common Shares on behalf of the Company;

(i)
that, when the directors of the Company passed or passes those of the Resolutions which are directors’ resolutions and any resolution referred to in opinions (2) or (3), each of the directors discharges his fiduciary duties to the Company and acted or acts honestly and in good faith with a view to the best interests of the Company;

(j)
that the RSU Awards made by the Company in accordance with the Accenture Ltd 2001 Share Incentive Plan constitute, and the Secondary Transaction Documents will when entered into constitute, the legal, valid and binding obligations of each of the parties to them in all respects;

(k)
that the Secondary Transactions Documents will be duly entered into by their respective parties in the forms of such Documents which we have examined for the purposes of this opinion and that the underwriting agreements referred to in the Registration Statement will be duly entered into by their respective parties in the terms as envisaged by the Registration Statement;

(l)
that the Secondary Transactions Documents will be completed in accordance with their respective terms and that each of the Selling Shareholders referred to in the Selling Shareholder Schedule as the holder of Accenture SCA shares will, under the terms of a Secondary Transaction Document, receive not less than the relevant number of Class A Common Shares to be sold by each of them in the Offer as referred to in the Selling Shareholder Schedule;

(m)	that the Company will issue to the relevant Selling Shareholders the relevant numbers of Class A Common Shares in accordance with the RSU Awards;

(n)	that the RSU Awards will be satisfied as to all of the Class A Common Shares deliverable under them, by Accenture Ltd issuing new Class A Common Shares to the relevant Selling Shareholders;

(o)
that, of the Selling Shareholder Shares to be sold, 18,284,577 of such shares are issued shares as of the date of this option and 17,796,072 of such shares will be issued to Selling Shareholders under the Secondary Transactions Documents or RSU Awards;

(p)
that, in respect of each new Class A Common Share to be issued pursuant to the terms of the underwriting agreements referred to in the Registration Statement, the RSU Awards and the Secondary Transactions Documents, the Company will actually receive at the time of allotment from the allottee, or from some other person on behalf of the allottee, a cash payment (or valuable commitment to make a cash payment to it) or assets with a fair value at that time of the greater of (1) the price at which the Company agrees or has agreed to issue such Class A Common Shares or (2) US$0.0000225 per Class A Common Share issued; and

(q)
that, immediately prior to its continuance into Bermuda on 21 February 2001, Accenture N.V. was a company limited by shares registered and existing under the laws of the Netherlands Antilles, with an authorised share capital of US$30,000 divided into 30,000 shares of par value US$1.00 each, of which 16,000 shares were in issue, fully-paid and held jointly by Vernon J. Ellis, Michael G. McGrath, Karl-Heinz Flöther, Joe W. Forehand, Stephan A. James and David Hunter as the general partners of Accenture Holdings C.V.

Opinion

Based upon and subject to the foregoing, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda and is in good standing under the laws of Bermuda.

(2)
The Selling Shareholder Shares are, in the case of 18,284,577 of such shares, duly authorised, validly issued, fully-paid and non-assessable Class A Common Shares of the Company and, in the case of 17,796,072 of such shares, have been created as authorised but unissued Class A Common Shares and, when duly resolved by the board of directors (or by a duly appointed committee of, or person authorised by, the board of directors) of the Company to be issued and when issued and allotted and exchanged or paid for as contemplated by and in accordance with the terms of the Secondary Transactions Documents or the terms of the RSU Awards, will be duly authorised, validly issued, fully-paid and non-assessable Class A Common Shares of the Company.

(3)
The Company Shares have been duly created as authorised but unissued Class A Common Shares and, when duly resolved by the board of directors (or by a duly appointed committee of, or person authorised by, the board of directors) of the Company to be issued and when issued and allotted, and paid for, as contemplated by the underwriting agreements as referred to in the Registration Statement, will be duly authorised, validly issued, fully-paid and non-assessable Class A Common Shares of the Company.

Reservations

We have the following reservations:

(a)
We express no opinions as to any law other than Bermuda law and none of the opinions expressed in this opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this opinion.

(b)
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid Class A Common Shares, (subject to any contrary provision in any agreement between the Company and the holders of such shares) that no holder of such Class A Common Shares shall be bound by an alteration of the memorandum of continuance or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

(i)
details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d)
In order to issue this opinion we have carried out the search referred to in paragraph 11 of the Schedule to this opinion at 9:00 am on 8 May 2002 and have not enquired as to whether there has been any change since that time and date.

(e)	In this opinion, the term “good standing” means only that the Company has received a certificate of compliance from the Registrar of Companies in Hamilton, Bermuda.

(f)
We have relied upon the contents of the document referred to in paragraph 10 of the schedule to this opinion for the purposes of this opinion. We have made no independent verification of the matters stated in that document and we qualify this opinion to the extent that the statements made in that document are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission for the purposes of registering 98,498,696 of its Class A Common Shares under the Securities Act of 1933 (as amended). We consent to the filing of this opinion as an exhibit to the Registration Statement (including, for this purpose, any and all additional registration statements, and any and all amendments to them, relating to the same offering of securities as those that are covered by the Registration Statement, that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 (as amended) with the Securities and Exchange Commission). We also consent to the reference to our name under the heading “Legal Matters” in the Registration Statement in the form in which it appears.

This opinion is addressed to the Company solely for the benefit of the Company and (save as referred to in the preceding paragraph) is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted, nor referred to in any public document, nor filed with any governmental agency or person without our prior written consent, except as may be required by law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

THE SCHEDULE

1.	An electronic copy of Amendment No. 2 to the Registration Statement (which includes a prospectus in relation to the Company) relating to the Offer (excluding the exhibits thereto).

2.	Certified copies dated 8 May 2002 of:—

2.1	the certificate of continuance of the Company;

2.2	the memorandum of continuance of the Company; and

2.3	the bye-laws of the Company,

(together, the “Constitutional Documents”).

3.	Certified copies dated 8 May 2002 of:—

3.1	the resolutions of the sole shareholder of the Company passed on 12 April 2001; and

3.2
minutes of a meeting of the shareholder of the Company held on 9 May 2001 (together with a signed form of consent to the variation of the rights attaching to certain class X common shares of the Company dated 18 May 2001).

4.	A certified copy of an extract from the minutes of the meeting of the board of directors of the Company held on 10 April 2002.

(The resolutions contained in the Documents referred to in paragraphs 3 and 4 of this schedule are together referred to as the “Resolutions”).

5.	Draft copies of:—

5.1	a share exchange agreement to be entered into between certain of the Selling Shareholders and the Company (relating to the exchange of shares in Accenture SCA for Class A Common Shares);

5.2
a share exchange agreement to be entered into between certain of the Selling Shareholders and the Company (relating to the exchange of shares in Accenture Canada Holdings Inc. for Class A Common Shares ); and

5.3
a settlement agreement to be entered into between Accenture SCA and the Company (relating to the issue by the Company of Class A Common Shares to Accenture SCA in exchange for shares in Accenture SCA),

(together, the “Secondary Transactions Documents”).

6.	A copy of the Accenture Ltd 2001 Share Incentive Plan.

7.
A schedule setting out the names of the Selling Shareholders, the numbers of Class A Common Shares currently held by certain of the Selling Shareholders, the numbers of Class A Common Shares to be received by certain of them under restricted share unit awards (“RSU Awards”) made by the Company under the Accenture Ltd 2001 Share Incentive Plan and under the Secondary Transactions Documents and the respective numbers of Class A Common Shares to be sold by them in the Offer (the “Selling Shareholder Schedule”).

8.	A copy of a letter dated 20 April 2001 evidencing the consent of the Bermuda Monetary Authority to the issue and transfer of certain Class A Common Shares in the Company.

9.	A copy of a letter dated 25 June 2001 evidencing the consent of the Bermuda Monetary Authority to the issue and transfer of certain Class A Common Shares in the Company.

10.
An officer’s certificate dated 8 May 2002 and issued by M. Hughes (as assistant company secretary of the Company) confirming details of the authorised and issued share capital of the Company as of that date.

11.
The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the offices of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 8 May 2002 in respect of the Company.

12.	A certificate of compliance dated 8 May 2002 issued by the Registrar of Companies, Hamilton, Bermuda in respect of the Company.

13.	A certified copy of the register of holders of Class A Common Shares of the Company as of 8 May 2002.